UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 9, 2015

CHENIERE ENERGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-16383	95-4352386
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

700 Milam Street Suite 1900 Houston, Texas		77002
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (713) 375-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On March 9, 2015, Cheniere Energy, Inc. (the “Company”) issued 4.25% Convertible Senior Notes due 2045 (the “Notes”) in connection with the sale of $625.0 million aggregate principal amount of such Notes to certain investors through a registered direct offering (the “Offering”). The Notes were issued with an original issue discount of 20.0%. The Company received net proceeds from the Offering of approximately $495.7 million, after deducting estimated fees and estimated offering expenses of approximately $4.3 million.

Lazard Frères & Co. LLC (“Lazard”) acted as placement agent for the Notes pursuant to a placement agent agreement, dated March 3, 2015 (the “Placement Agent Agreement”), by and between the Company and Lazard.

The Company issued the Notes under an indenture, dated as of March 9, 2015 (the “Base Indenture”), by and between the Company and The Bank of New York Mellon, as trustee (the “Trustee”), as supplemented by the first supplemental indenture, dated as of March 9, 2015 (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), by and between the Company and the Trustee. The Bank of New York Mellon also serves as trustee under the indenture governing the Company’s 4.875% Unsecured PIK Convertible Notes Due 2021 and provides other financial services to the Company and its affiliates.

The Notes will bear interest at a rate equal to 4.25% per year, payable semiannually in arrears on March 15 and September 15 of each year, beginning on September 15, 2015. The Notes will be the Company’s general unsecured obligations and will rank equally in right of payment with its other existing and future senior unsecured indebtedness and senior in right of payment to any of its indebtedness that is contractually subordinated to the Notes. The Notes will also be effectively subordinated to any of the Company’s existing and future secured indebtedness to the extent of the value of the collateral securing such indebtedness and structurally subordinated to all existing and future indebtedness (including trade payables) and preferred equity of the Company’s subsidiaries. In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding with respect to any such subsidiary, the Company, as a common equity owner of such subsidiary, and, therefore, the holders of the Company’s debt, including holders of the Notes, will be subject to the prior claims of such subsidiary’s creditors and preferred equity holders. The provisions of the Indenture do not prohibit the Company’s subsidiaries from incurring additional indebtedness or issuing preferred equity in the future.

The Company has the right, at its option, at any time after March 15, 2020, to redeem all or, from time to time, any part of the Notes at a redemption price payable in cash equal to the accreted amount of the Notes (determined as set forth in the Indenture) to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, such redemption date.

The Notes will mature on March 15, 2045 (the “Maturity Date”), unless earlier purchased or redeemed by the Company or converted into shares of the Company’s common stock, par value $0.003 per share (the “Common Stock”). Prior to the close of business on the business day immediately preceding December 15, 2044, holders of the Notes may convert their Notes into the corresponding number of shares of the Common Stock as determined by the then in effect conversion rate only under the following circumstances: (1) during any fiscal quarter commencing after June 30, 2015, if the daily VWAP (as defined in the Indenture) of the Common Stock for at least 20 trading days (whether or not consecutive) in the period of 30 consecutive trading days ending on the last trading day of the immediately preceding fiscal quarter is greater than or equal to 130% of the applicable conversion price of the Notes in effect on each applicable trading day; (2) during the five consecutive business-day period after any five consecutive trading-day period in which the trading price per $1,000 principal amount of Notes for each trading day of such period was less than 98% of the product of the last reported sale price of the Common Stock and the applicable conversion rate on each such trading day; (3) upon the Company’s election to terminate conversion rights for such Notes; (4) if the Company calls the Notes for redemption; or (5) upon the occurrence of specified corporate events. Thereafter, at any time prior to the close of business on the second scheduled trading day immediately preceding the Maturity Date, holders of the Notes may convert regardless of the foregoing circumstances. The conversion rate will initially equal 7.2265 shares of Common Stock per $1,000 principal amount of Notes, which corresponds to an initial conversion price of approximately $138.38 per share of Common Stock. The conversion rate will be subject to adjustment upon the occurrence of certain events as set forth in the Indenture. Following certain corporate transactions that occur on or prior to March 15, 2020 or the occurrence of a conversion termination date on or prior to March 15, 2020, the Company will, in certain circumstances, increase the conversion rate for a holder that converts its Notes in connection with such corporate transaction or termination of conversion rights. The Company will have the option to satisfy the conversion obligation with cash, shares of Common Stock, or a combination of cash and shares of Common Stock.

The Company may elect to terminate the right of holders to convert all or part of their Notes if the daily VWAP of the Common Stock is greater than or equal to 130% of the conversion price for at least 20 trading days during any 30 consecutive trading day period. If the Company elects to terminate the conversion rights of all or part of the Notes on or prior to March 15, 2020, the conversion rate for any Notes converted in connection with such termination will be increased as set forth in the Indenture.

Upon the occurrence of a “fundamental change” (as defined in the Indenture) involving the Company, holders of the Notes will have the option to require the Company to repurchase for cash all or part of their Notes. The fundamental change purchase price will be equal to 100% of the accreted amount of the Notes (determined as set forth in the Indenture) to be purchased plus accrued and unpaid interest, if any, to but excluding the fundamental change purchase date. The fundamental change purchase date will be a date specified by the Company that is not less than 20 or more than 35 calendar days following the date of the notice provided by the Company regarding the occurrence of a fundamental change.

The Indenture contains customary covenants, such as reporting of annual and quarterly financial results, and restrictions on certain mergers, consolidations and sales of substantially all the Company’s assets. The Notes and the Indenture do not contain any financial covenants. The Notes and the Indenture contain customary events of default, including failure to pay principal or interest, failure by the Company to comply with its conversion obligations, breach of covenants, failure to pay indebtedness for borrowed money owed by the Company or the acceleration of the maturity of any of the Company’s indebtedness for borrowed money (in either case in an aggregate amount in excess of $100 million), unsatisfied final judgments of $100 million or more and certain bankruptcy events, all subject to terms, including but not limited to notice and cure periods, set forth in the Indenture. If an event of default with respect to the Notes occurs, holders may, upon satisfaction of certain conditions, accelerate the accreted principal amount of the Notes plus accrued and unpaid interest. In addition, the accreted principal amount of the Notes plus accrued and unpaid interest will automatically become due and payable in the case of certain types of bankruptcy or insolvency events of default involving the Company.

The Notes offered and sold in the Offering and the Common Stock into which the Notes are convertible have been registered under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to an effective shelf registration statement on Form S-3 (File No. 333-181190) filed with the Securities and Exchange Commission (the “SEC”) on May 7, 2012, as supplemented by the prospectus supplement, dated March 3, 2015, relating to the Offering and filed with the SEC pursuant to Rule 424(b) under the Securities Act. There is no public market for the Notes, and the Company does not intend to apply to list the Notes on any securities exchange or for inclusion of the Notes on any automated dealer quotation system.

This description of the Indenture is qualified in its entirety by reference to the full text of the Base Indenture and the Supplemental Indenture, copies of which are filed as Exhibits 4.1 and 4.2, respectively, to this Current Report on Form 8-K and incorporated by reference herein.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

d) Exhibits

Exhibit Number	Description

4.1	Indenture, dated as of March 9, 2015, between Cheniere Energy, Inc. and The Bank of New York Mellon, as trustee.

4.2	First Supplemental Indenture, dated as of March 9, 2015, between Cheniere Energy, Inc. and The Bank of New York Mellon, as trustee.

4.3	Form of 4.25% Convertible Senior Note due 2045 (included in Exhibit 4.2).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHENIERE ENERGY, INC.

Date: March 13, 2015	By:	/s/ Michael J. Wortley
	Name:	Michael J. Wortley
	Title:	Senior Vice President and
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

4.1	Indenture, dated as of March 9, 2015, between Cheniere Energy, Inc. and The Bank of New York Mellon, as trustee.

4.2	First Supplemental Indenture, dated as of March 9, 2015, between Cheniere Energy, Inc. and The Bank of New York Mellon, as trustee.

4.3	Form of 4.25% Convertible Senior Note due 2045 (included in Exhibit 4.2).